As filed with the Securities and Exchange Commission on January 11, 2005

Registration No. 333-☐

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ELECTRIC CITY CORP.

(Exact Name of Registrant as Specified in its Charter)

Delaware	36-4197337
(State of Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)

1280 Landmeier Road
Elk Grove Village, IL 60007-2410
(Address of Principal Executive Offices) (Zip Code)

2001 Stock Incentive Plan

Jeffrey R. Mistarz
Chief Financial Officer and Treasurer
Electric City Corp.
1280 Landmeier Road
Elk Grove Village, Illinois, 60007
(847) 437-1666
(Name, Address, and Telephone Number, including Area Code, of Agent for Service)

Copies to:
Andrew H. Connor
Schwartz Cooper Greenberger & Krauss, Chtd.
180 N. LaSalle Street, Suite 2700
Chicago, Illinois 60601
(312) 346-1300

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CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount To	Offering Price	Aggregate Offering	Amount of
Securities to be Registered	Be Registered (1)	Per Share (2)	Price (2)	Registration Fee

Common Stock, par value $0.0001	2,800,000	$1.17	$3,276,000	$386

(1)	In the event of a stock split, stock dividend or similar transaction involving the common stock of the registrant, in order to prevent dilution, the number of shares of common stock registered hereby shall be automatically adjusted to cover the additional shares of common stock in accordance with Rule 416 under the Securities Act of 1933, as amended.

(2)	Estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee based on the average of the high and low sale prices of the common stock of Electric City Corp. reported on the American Stock Exchange on January 7, 2005.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* Information Required by Part I of Form S-8. The document(s) setting forth the information specified in Part I of this Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference into this Form S-8 pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act and are on file at Registrant’s principal executive offices and available, without charge, upon written request to: Secretary, Electric City Corp., 1280 Landmeier Road, Elk Grove Village, IL 60007-2410

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

        The following documents and information previously filed by Electric City Corp. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this registration statement:

(a)	The Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2003, filed with the Commission on March 29, 2004;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the three month and nine month periods ended September 30, 2004, filed with the Commission on November 15, 2004;

(c)	The Registrant’s Quarterly Report on Form 10-Q for the three month and six month periods ended June 30, 2004, filed with the Commission on August 16, 2004;

(d)	The Registrant’s Quarterly Report on Form 10-Q for the three month period ended March 31, 2004, filed with the Commission on May 13, 2004; and

(e)	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form S-1, filed with the Commission on May 1, 2004.

        In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

        Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration

Statement to the extent that a statement contained herein or in any subsequently filed document pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act which also is incorporated or is deemed to be incorporated herein by reference modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Subsection (a) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees, or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. Section 145 also empowers a corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

     Article VIII of Electric City’s By-laws specifies that Electric City shall indemnify its directors, officers, employees and agents to the full extent that such right of indemnity is permitted by law. This provision of the By-laws is deemed to be a contract between Electric City and each director and officer who serves in such capacity at any time while such provision and the relevant provisions of the Delaware General Corporation Law are in effect, and any repeal or modification thereof shall not offset any right to indemnification in respect of action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts. The amendment or repeal of such provision of the By-Laws may be effected by the affirmative vote of the holders of a majority in interest of all outstanding capital stock of Electric City entitled to vote, in person or by proxy, at any annual or special meeting in which a quorum is present. The By-Laws may also be amended, adopted or repealed in whole or in part by actions of the majority of the whole board of directors. In certain circumstances, 75% of the voting power of all outstanding shares of the Series E Convertible Preferred Stock of Electric City is also required to approve any amendment of the By-Laws.

     Electric City has executed indemnification agreements with certain officers pursuant to which Electric City has agreed to indemnify such parties to the full extent permitted by law, subject to certain exceptions, if they become subject to an action because of serving as a director, officer, employee, agent or fiduciary of Electric City.

     Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to limit the personal liability of members of its board of directors for violation of a director’s fiduciary duty of care. This section does not, however, limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, authorizing unlawful payments of dividends or unlawful redemptions or stock purchases as contemplated by Section 174 of Delaware General Corporation Law, or from any transaction in which the director derived an improper personal benefit. This section also will have no effect on claims arising under the federal securities laws.

     Electric City’s Certificate of Incorporation, as amended, limits the liability of its directors as authorized by Section 102(b)(7). The affirmative vote of the holders of a majority of the voting power of all outstanding shares of the capital stock of Electric City, and, in certain circumstances, 75% of the voting power of all outstanding shares of the Series E Convertible Preferred Stock of Electric City, is required to amend such provisions.

     Electric City has obtained liability insurance for the benefit of its directors and officers which provides coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as directors or officers of Electric City (or any subsidiary thereof) due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     See the attached Exhibit Index

Item 9. Undertakings

     (a) The undersigned registrant hereby will

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering; and

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) The undersigned registrant undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Securities Act and is, therefore, unenforceable. In the event a claim against the registrant for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elk Grove Village, State of Illinois, on the 11th day of January, 2005.

ELECTRIC CITY CORP.

By:	/s/ John Mitola

John Mitola
Chief Executive Officer

POWER OF ATTORNEY

     The undersigned hereby constitutes and appoints John Mitola and Jeffrey Mistarz, and each of them, as his true and lawful attorneys-in-fact and agents, jointly and severally, with full power of substitution and resubstitution, for and in his stead, in any and all capacities, to sign on his behalf this Registration Statement on Form S-8 in connection with the registration of Common Stock by the registrant and offering thereof pursuant hereto and to execute any amendments thereto (including post-effective amendments), including a registration statement filed pursuant to Rule 462(b), or certificates that may be required in connection with this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission and granting unto said attorneys-in-fact and agents, and each of them, jointly and severally, the full power and authority to do and perform each and every act and thing necessary or advisable to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, jointly or severally, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities below.

Signature	Title	Date
/s/ John P. Mitola	Chief Executive Officer	December 30, 2004

John P. Mitola

Chief Financial Officer
/s/ Jeffrey Mistarz	and Treasurer	December 30, 2004

Jeffrey Mistarz

/s/ Robert Manning	Chairman of the Board	December 30, 2004

Robert Manning

/s/ David Asplund	Director	December 30, 2004

David Asplund

/s/ John Bukovski	Director	December 30, 2004

John Bukovski

/s/ Gerald Pientka	Director	December 30, 2004

Gerald Pientka

/s/ Michael Stelter	Director	December 30, 2004

Michael Stelter

/s/ David Valentine	Director	December 30, 2004

David Valentine

/s/ Robert Wagner	Director	December 30, 2004

Robert Wagner, Jr.

INDEX TO EXHIBITS

Exhibit
Number	Description
4.1	Certificate of Incorporation of Electric City Corp. (incorporated by reference to the Registrant’s Registration Statement on Form 10SB, filed with the Commission on September 9, 1999 (No. 000-2791)).

4.2	Amended and Restated By-Laws of Electric City Corp. (incorporated by reference to the Registrant’s Annual Report on Form 10-KSB, filed with the Commission on April 15, 2002 (No. 000-2791)).

4.3	Electric City Corp.’s 2001 Stock Incentive Plan (incorporated by reference to the Registrant’s definitive Proxy Statement for the 2000 Annual Meeting of Stockholders, filed with the Commission on August 14, 2001 (No. 000-2791)).

4.4	Certificate of Amendment to Certificate of Incorporation dated August 30, 2001 (incorporated by reference to the Registrant’s Registration Statement on Form SB-2, filed with the Commission on November 14, 2003 (No. 333-109835))

4.5	Certificate of Amendment to Certificate of Incorporation dated July 31, 2002 (incorporated by reference to the Registrant’s Registration Statement on Form SB-2, filed with the Commission on November 14, 2003 (No. 333-109835))

4.6	Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of Series A Convertible Preferred Stock of Electric City Corp. dated August 30, 2001(incorporated by reference to the Registrant’s Amendment No. 1 to the Registration Statement on Form SB-2, filed with the Commission on September 27, 2001 (No. 333-67642))

4.7	Certificate of Designation of the Relative Rights and Preferences of the Series B Convertible Preferred Stock of Electric City Corp. (incorporated by reference to the Registrant’s Current Report on Form 8-K dated October 17, 2000 filed with the Commission on November 30, 2000 (No. 0-2791))

4.8	Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of Series C Convertible Preferred Stock of Electric City Corp. dated June 3, 2002 (incorporated by reference to the Registrant’s Post-Effective Amendment No. 3 to Registration Statement on Form SB-2 filed with the Commission on July 16, 2002 (No. 333-67642))

4.9	Certificate of Correction Filed to Correct a Certain Error in the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of Series C Convertible Preferred Stock of Electric City Corp. dated June 11, 2002 (incorporated by reference to the Registrant’s Post-Effective Amendment No. 3 to Registration Statement on Form SB-2 filed with the Commission on July 16, 2002 (No. 333-67642))

Exhibit
Number	Description
4.10	Certificate Of Designations, Preferences And Relative, Participating, Optional And Other Special Rights Of Preferred Stock And Qualifications, Limitations And Restrictions Thereof Of Series D Convertible Preferred Stock Of Electric City Corp. (incorporated by reference to the Registrant’s Current Report on Form 8-K dated June 27, 2003 filed with the Commission on July 3, 2003 (No. 0-2791))

4.11	Certificate Of Designations, Preferences And Relative, Participating, Optional And Other Special Rights Of Preferred Stock And Qualifications, Limitations And Restrictions Thereof Of Series E Convertible Preferred Stock Of Electric City Corp. (incorporated by reference to the Registrant’s Current Report on Form 8-K dated March 19, 2004 filed with the Commission on March 23, 2004 (No. 0-2791))

5.1*	Opinion of Schwartz Cooper Greenberger & Krauss, Chtd. with respect to the legality of the Common Stock being registered.

23.1*	Consent of BDO Seidman, LLP.

23.2*	Consent of Schwartz Cooper Greenberger & Krauss, Chtd. (contained in exhibit 5.1).

24.1*	Power of Attorney (included on the signature page hereof).

* Filed herewith